U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


- ------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     LAU                             SAK                   HONG
- ------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     5/F, Shing Dao Industrial Bldg. 232 Aberdeen Main Rd. 5th Flr.
- ------------------------------------------------------------------------
   (Street)

    HONG KONG
- ------------------------------------------------------------------------
   (City)                            (State)                (Zip)


- ------------------------------------------------------------------------
2.   Date of Event Requiring Statement

(Month/Day/Year)             01/23/2001
- ------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     N/A
- --------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

     COSMO COMMUNICATIONS CORPORATION (CSMO)
- --------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
          CONTROLLER
- --------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)

     N/A
- --------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person


================================================================================
               Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                              3. Ownership Form:
                     2. Amount of Securities      Direct (D) or
1. Title of Security    Beneficially Owned        Indirect (I)     4. Nature of Indirect
     (Instr. 4)            (Instr. 4)              (Instr. 5)            (Instr. 4)
- ----------------------------------------------------------------------------------------
     COMMON STOCK        1,347,420 SHARES              (I)                   (1)
- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------



- ------------------------------------------------------------------------------
If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
- ------------------------------------------------------------------------------

                                      N/A
- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

Explanation of Responses:

    (1) Mr. Lau is the controlling shareholder of the capital stock of Starlight Industrial Holdings Limited, which is the controlling shareholder of Master Light Enterprises Ltd., which is the owner of 1,347,420 of the securities indicated.



     /s/ SAK HONG LAU                                     01/23/2001
- ---------------------------------------------           ----------------------
**   Signature of Reporting Person                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.